EXHIBIT 99.1

PRESS RELEASE	OLD LINE BANCSHARES, INC.
FOR IMMEDIATE RELEASE	CONTACT:
March 13, 2008	CHRISTINE M. RUSH
CHIEF FINANCIAL OFFICER
(301) 430-2544

Old Line Bancshares, Inc.’s Board of Directors Appoints John P. Davey as Director

Bowie, MD (March 13, 2008) Old Line Bancshares, Inc.’s Board of Director’s today announced the appointment of John P. Davey to the Board. “We are extremely pleased to welcome Mr. Davey to our team of board members,” stated Craig Clark, Old Line Bancshares, Inc.’s Chairman of the Board. “Mr. Davey brings considerable knowledge and expertise to the role,” he continued.  Mr. Davey joins the board effective March 27, 2008 and is expected to serve on the Asset and Liability and Nominating Committees.

Mr. Davey is the managing partner of the law firm O’Malley, Miles, Nylen & Gilmore, P.A. in Calverton, Maryland.  Mr. Davey is an accomplished and effective senior executive with extensive management and leadership experience in the public and private sectors.  “John has earned the reputation as a creative business developer who is exceptionally skilled in strategic decision making,” stated James W. Cornelsen, President and Chief Executive Officer.  “His knowledge of and standing in the Washington, D.C. community and the state of Maryland are significant assets to our company and we are pleased that he has agreed to join our Board of Directors.”

Mr. Davey has a long and distinguished career in the legal profession.  Prior to joining the law firm of O’Malley, Miles, Nylen & Gilmore, P.A. in 1991, Mr. Davey served as Chief Administrative Officer, Prince George’s County.  He has also held positions as Deputy Chief Administrative Officer/Chief of Staff, Prince George’s County, Maryland, Grants Policy Specialist with the U.S. Environmental Protection Agency, Washington, D.C., and Project Manager, Comprehensive Employment and Training Program, Prince George’s County, Maryland and from 1991 to 2003 represented Prince George’s County on the Washington Metropolitan Area Transit Authority Board.  He holds a Bachelor’s degree from King’s College, Wilkes-Barre, PA., and Masters in Public Administration and Juris Doctorate degrees from the American University, and holds membership in a number of professional and community organizations, including the metropolitan Washington Board of Trade.

“I look forward to becoming a part of the Old Line Bancshares’ team and to working with the directors, officers and customers of such a distinguished, high quality and growth oriented community bank,” stated John Davey.  “Over the past several years, Old Line Bank has grown tremendously and become a prominent part of the Suburban Maryland and Prince George’s County market.  Being a part of such a well-know institution and participating in the bank’s continued growth plans is exciting to me,” he continued.

Mr. Cornelsen stated that he is also “pleased to announce the opening of Old Line Bank’s 7th branch location at 9658 Baltimore Avenue, College Park, Maryland.  We believe the opening of this branch together with the addition of John to the Board of Directors will allow us to continue to enhance our franchise value and achieve our strategic objective of becoming the premiere community bank on the eastern side of Washington, D.C.”

Old Line Bancshares, Inc. is the parent company of Old Line Bank a Maryland chartered commercial bank headquartered in Bowie, Maryland, approximately 10 miles east of Andrews Air Force Base and 20 miles east of Washington, D.C.  Old Line Bank also has a branch in Bowie, Maryland, two branches in Waldorf, Maryland and four additional branches in Prince George’s County, Maryland.  The bank primarily serves the suburban areas surrounding Washington, D.C., including Prince George’s County, Anne Arundel County, Charles County, and Northern St. Mary’s county.

The statements in this press release that are not historical facts, in particular with respect to our strategic objectives, enhanced value, and the addition of directors, constitute “forward-looking statements” as defined by Federal Securities laws.  Such statements are subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.  These statements can generally be identified by the use of forward-looking terminology such as “believes,” “expects,” “intends,” “may,” “will,” “should,” “anticipates”, “plans” or similar terminology.   Actual results could differ materially from those currently anticipated due to a number of factors, including, but not limited to: receipt of required regulatory approvals and changes in interest rates and changes in economic, competitive, governmental, regulatory, technological or other factors that could affect Old Line Bancshares, Inc.’s business plans or competitive position or that otherwise require us to re-direct our focus and resources to other areas of our business than currently planned, whether they affect Old Line Bancshares, Inc. specifically or the banking industry generally. Forward-looking statements speak only as of the date they are made.  Old Line Bancshares, Inc. will not update forward-looking statements to reflect factual assumptions, circumstances or events that have changed after a forward-looking statement was made.  For further information regarding risks and uncertainties that could affect forward-looking statements Old Line Bancshares, Inc. may make, please refer to the filings made by Old Line Bancshares, Inc. with the U.S. Securities and Exchange Commission available at www.sec.gov.